January 28, 2020

Dear Stockholder:

We are pleased to announce the 24th regular quarterly dividend for MacKenzie Realty Capital (MRC), in the amount of $0.175 per share, an annualized rate of 7% for those shares purchased at $10, and an annualized rate of 6.8% for those shares purchased at $10.25.

For any Shares issued pursuant to a closing during the Fourth Calendar Quarter 2019, the regular dividend will be paid based upon the “acceptance date” for such closings. Shares issued with an effective date of November 1, 2019, will receive $0.1167 per Share and shares issued with an effective date of December 1, 2019, will receive $0.058 per Share.

Enclosed is your Investor Statement with this quarter’s payment details.  If you invested through a trustee or custodian or requested a third-party deposit, or if you participate in the Dividend Reinvestment Plan, your dividend has been transmitted as directed.  If you receive a cash dividend, your check will arrive separately.  The Board of MRC anticipates making future dividends, if any, within 30 days after the close of the previous fiscal quarter

Further, below is our 2019 dividend allocation for federal income tax purposes.  MRC’s tax return for the year ended December 31, 2019, has not yet been filed.  As a result, the income tax allocation for the dividends discussed below has been calculated using the best available information as of the date of this announcement.  We expect the amounts noted below as well as those provided on your initial 1099-DIV will change once we complete our 2019 tax return and we anticipate providing corrected information once we are able to do so.   Please note, the dividend included herewith was attributable to taxable income and gains recognized in 2019.

Please note that tax laws affect taxpayers differently, and the above information is not intended as advice to shareholders as to how dividends should be reported on their tax returns.  We encourage shareholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

Record Date	Payable Date	Ordinary Dividend	Capital Gain	Distribution per Share
1/1/2019	4/29/2019	$0.06562	$0.10938	$0.17500

4/1/2019	7/29/2019	$0.06562	$0.10938	$0.17500

7/1/2019	10/30/2019	$0.06562	$0.10938	$0.17500

Totals		$0.19687	$0.32813	$0.52500
		37.50%	62.50%

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.